LUMENTUM

CONSULTING AGREEMENT

This Consulting Agreement (this "**Agreement**") is made effective as of October 2, 2026 ("**Effective Date**") between **Lumentum Operations LLC**, having offices located at 1001 Ridder Park Drive, San Jose, California 95131, on behalf of itself and its Affiliates (collectively, "**Lumentum**" or the "**Company**") and Vincent Retort ("**Consultant**"). Lumentum and Consultant are referred to herein individually as a "**Party**" and collectively, the "**Parties**".

"**Affiliate**" means an entity that controls, is controlled by, or is under common control with a Party. "**Control**" and its derivatives mean the legal beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

RECITALS

WHEREAS Lumentum wishes to retain the Consultant as an independent contractor to provide from time to time, and be available to provide, advisory services based on the Consultant's expertise and knowledge of the Company and the Company's industry ("**Services**") and the Consultant wishes to provide such Services to Lumentum on the terms and conditions set out herein.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereto hereby mutually covenant and agree as follows:

1. SERVICES

(a) Lumentum hereby retains and engages the Consultant to provide Services to Lumentum, on a periodic basis or, upon the reasonable request of the Company, as becomes necessary or advisable during the term of this Agreement.

(b) This is a non-exclusive agreement. Lumentum is free to purchase the same or similar services from sources other than the Consultant. The Consultant may, during the term of this Agreement be engaged by others, provided that his engagement with others does not conflict with the performance of his obligations under the terms of this Agreement and/or conflict with the interests of Lumentum.

(c) The Consultant represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party.

(d) The Consultant shall have full discretion as to the manner of providing the Services, subject to the terms of this Agreement, and shall render the Services with the highest professional standards. The Services shall be completed to the reasonable satisfaction of Lumentum.

2. TERM OF AGREEMENT

(a) This Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date (October 2, 2028) (the "**Term**"), unless earlier terminated by the mutual consent of the Parties.

(b) There is no guarantee of any further engagement of the Consultant for services beyond the Term and any renewal or extension of this Agreement (if any) is dependent on Lumentum and the Consultant coming to a mutual agreement in writing and having the written agreement duly executed by both Parties prior to the contract end date.

3. PAYMENT

(a) For the Services performed under this Agreement during the Term, the Consultant shall continue to vest in his equity awards (including, without limitation, restricted stock units (RSUs) and performance stock units (PSUs)) from the Company outstanding as of the Effective Date, or immediately prior to his retirement from the Company. The Consultant understands that he is responsible and ultimately liable for any Tax-Related Items (as defined in the applicable award agreement) with respect to this consideration; provided that as a matter of process and without limiting the foregoing, and to the extent reasonably possible, the Company shall withhold for Tax-Related Items on the Consultant's behalf on or immediately following the applicable Vesting Date(s) (as defined in the applicable award agreement) through broker-assisted sale of shares, consistent with past practice and subject to the Company's discretion with respect to applicable withholding rates as set forth in the applicable award agreement.

(b) The Consultant shall be reimbursed for reasonable, pre-approved and documented expenses incurred in connection with the provision of the Services. The Consultant is responsible for all other expenses incurred during or with respect to the performance of Services pursuant to this Agreement, except as may be agreed to in writing by the Consultant and Lumentum.

(c) Except as provided herein, Consultant shall be responsible for all costs and expenses incurred in connection with the Services rendered under this Agreement, including but not limited to, project–related expenses, office space, office equipment, supplies, maintenance, utilities, etc.

(d) Except as provided herein or as otherwise agreed to in writing by the Consultant and Lumentum, the Consultant shall receive no further payment, royalty or other compensation related to this Agreement or the Consultant's performance hereunder.

(e) Subject to the Company's agreement in Section 3(a) with respect to the withholding process, the Consultant shall be responsible for paying any amounts required to be paid under any statute, regulation, by-law or otherwise because of receipt by the Consultant of the payments set out herein. Without limiting the generality of the foregoing, and except as provided in Section 3(a), the Consultant is solely responsible for complying with, filing, and remitting all taxes, social security contributions, social insurance payments, and any other governmental charges, levies, assessments, or statutory obligations arising in any jurisdiction because of payments made to the Consultant under this Agreement. Such obligations may include, without limitation, income taxes, value-added taxes, goods and services taxes, sales taxes, social welfare contributions, pension or retirement contributions, unemployment or disability insurance contributions, and any other similar obligations imposed by applicable national, regional, or local laws.

The Consultant further agrees that, except as provided in Section 3(a), if Lumentum is required or requested by any governmental authority to make any payments on the Consultant's behalf, or on its own behalf because of the Consultant's status or activities under this Agreement, the Consultant shall promptly reimburse Lumentum for all such amounts paid.

4. NON-COMPETE

(a) The Consultant is an executive officer, equity holder and key employee ot the Company and, as a result (i) has acquired and may continue to acquire valuable trade secrets and other confidential and proprietary information relating to optical and photonic technologies that power the networks and infrastructure behind artificial intelligence, cloud computing and next-generation communications and the R&D, design, development, manufacture, operations, marketing, license, sale and distribution related to high-performance lasers, modules and optical subsystems that enable scalable, energy-efficient data center connectivity, advanced telecom networks, industrial manufacturing, and sensing applications (the "Business"); (ii) has been actively involved in the management, development and/or operations of the Company's involvement in the Business and/or in the development of the Company's and customer and supplier relationships; and (iii) has acquired substantial skills and experience in the Business. The Consultant acknowledges that, through both his employment with the Company and as a result of the payments under this Agreement, the Consultant will own a substantial equity interest in the Company and that the value of the consideration provided in this Agreement is substantial. The Parties further acknowledge that the Company either already does or plans to engage in the Business throughout the Covered Area (as defined below), that such Business is very competitive, and the Company plans to continue to engage in the Business through the Covered Area during and beyond the term of the Restricted Period (as defined below). The Parties further acknowledge that competition by the Consultant with the Company as it pertains to the Business would severely injure the Company. Accordingly, the Consultant agrees to the covenants in this Section 4. The Parties further acknowledge that that the Company wishes to protect its investment in the Business by restricting the activities of the Consultant that might compete with or otherwise harm the Business and, as part of the consideration and as a material inducement to the Company agreeing to this Agreement, the Consultant is willing to agree to and abide by such restrictions as provided herein.

(b) For a period of two (2) years following the effective date of this Agreement (the "**Restricted Period**"), the Consultant shall not compete with the business of the Company or the Business operated by the Company by engaging, directly or indirectly, in the Business within the Covered Area. For purposes of this Agreement: (i) "**Covered Area**" means each of the cities, town, counties, states, provinces, territories, countries and continents of the world, including but not limited to the United States of America, Canada, Mexico, China, Japan, South Korea, Thailand, Indonesia, India, Singapore, Australia, the United Kingdom, France, Italy, Germany, Spain, Portugal, Belgium, the Netherlands, Switzerland, Russia, Poland, Croatia, Israel, Saudi Arabia, the United Arab Emirates, Brazil, Argentina, and any other

cities, towns, counties, states, provinces, territories and countries anywhere in North America, South America, Europe, Asia, Africa or anywhere else in the world; (ii) the phrase "**engaging, directly or indirectly**" means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, guarantor, credit enhancer, consultant, or advisor or in a similar capacity to a business or enterprise engaged in the Business, other than holding less than 2% of the outstanding shares any public company; (iii) "**within the Covered Area**" includes the R&D, design, development, manufacture, operations, marketing, license, sale or distribution to or for a person or entity in or within, or for resale within, the Covered Area even if the service is performed in another state, territory, jurisdiction or country or the product or service developed, sold or distributed is developed in, or marketed, sold, distributed or shipped from, another place.

(c) In addition to the provision of Section 10(b) below (Severability), it is the desire and intent of the Parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Section 4 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 4. Each provision of this Section 4 is separable from every other provision of this Section 4, and each part of each provision of this Section 4 is separable from every other part of such provision.

5. CONSULTANT'S OBLIGATIONS

(a) The Consultant agrees to observe the rules of Lumentum relating to security of, access to, and use of Lumentum's proprietary or Confidential Information (defined below).

(b) The Consultant agrees to keep confidential and not to disclose or make any unauthorized use of non-public information pertaining in any manner to the business activities of Lumentum or Lumentum's affiliates, contractors, or business associates, including any trade secrets, confidential information, knowledge, data or other information of Lumentum relating to processes, products, software, know-how, designs, development tools and processes, formulas, company lists, customer lists, customer record(s), strategic or tactical plans, employee personnel files and information about employee compensation and benefits, or other non-public subject matter pertaining to any activities of Lumentum or any of its affiliates (collectively referred to herein as "**Confidential Information**"), which Consultant may have produced, obtained, learned or otherwise acquired during the course of rendering services to Lumentum (including, but not limited to, the Services). Consultant's duty to maintain such Confidential Information in confidence hereunder shall survive the termination of this Agreement, except to the extent that any such Confidential Information becomes generally known in the industry through no direct or indirect fault of the Consultant. The Consultant shall not disclose to any third party any Confidential Information, reports, recommendations, conclusions or other results of the Services or the subject matter or purposes of this Agreement without the prior written consent of Lumentum.

6. INDEPENDENT CONTRACTOR

(a) It is agreed and understood that the relationship between the Consultant and Lumentum is that of an independent contractor for the provision of Services and not employment. The Consultant shall not be deemed to be an employee of Lumentum for any purpose, nor shall the Consultant be entitled or eligible to participate in any benefits or privileges given or extended by Lumentum to its employees nor shall the Consultant be deemed to be an employee of Lumentum for purposes of any contribution due on behalf of the Consultant.

(b) This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or principal/agency relationship between the Parties. Neither Party by virtue of this Agreement shall have the right, power or authority to act or to create any obligations, express or implied, on behalf of the other Party.

(c) The Consultant shall have no claim against Lumentum for vacation pay, statutory holiday pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

7. TERMINATION

This Agreement may be terminated with (i) the mutual consent of the Parties or (ii) upon thirty (30) days prior written notice of the Consultant. On the effective date of termination of this Agreement, the Consultant shall discontinue provision of the Services and shall invoice Lumentum for any expenses incurred up to the effective date of termination. Thereafter, there shall be no further obligations on either Party to either perform any work or provide any payment whatsoever.

8. INDEMNIFICATION

(a) The Consultant agrees to indemnify, defend, and hold harmless Lumentum, its officers, directors, agents, employees, servants and representatives, successors and assigns of and from:

i. any and all economic damages arising out of a third-party action, cause of action or claim solely to the extent resulting from the Consultant's gross negligence or willful misconduct in connection with the performance of the Services pursuant to this Agreement; and

ii. any and all liabilities and claims whatsoever against Lumentum or the other indemnitees for or by reason of or in any way arising out of Tax-Related Items in respect of the payment to the Consultant pursuant to this Agreement; such liabilities and claims shall include, without limiting the generality of the foregoing, federal or other income taxes, penalties and interest and Section 409A taxes, penalties and interest.

iii. This indemnity shall survive the termination or other expiration of this agreement.

9. OBLIGATIONS UNDER EPIAIA

The Consultant agrees that all of the obligations under his Employee Proprietary Information and Inventions Agreement with JDS Uniphase Corporation and assigned to the Company upon its spin-off from JDS Uniphase Corporation (attached hereto as Attachment B, the "**EPIAIA**") – including, without limitation, compliance with applicable policies, ownership and nondisclosure of Proprietary Information, disclosure, license and assignment of innovations, cooperation, return of materials, non-solicitation, notification, non-disparagement – shall continue during the term of this Agreement as if the Consultant is an employee of the Company and that all such obligations under the EPIAIA following the Consultant's termination of employment with the Company shall continue as if the Consultant's employment with the Company terminated at the end of this Agreement. Nothing herein should be interpreted as modifying (other than extending), waiving or terminating the Consultant's existing or future obligations under the EPIAIA.

10. GENERAL

(a) **Amendment/Waiver**: This Agreement can only be amended or modified by mutual agreement of the Parties and any such amendments and modifications must be set out in writing, dated and duly executed by the Parties and appended to a copy of this Agreement. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

(b) **Severability**: The invalidity of any provision of this Agreement or any covenant herein contained on the part of any Party shall not affect the validity of any other provision or covenant hereof or herein contained. In the event that any provision of this Agreement shall at any time contravene in whole or in part any applicable federal or provincial law or regulation, then such provision shall remain in effect only to the extent permitted under law and the remaining provisions thereof shall remain in full force and effect.

(c) **Section 409A and Tax Matters**: All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, "**Section 409A**"), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse the Consultant for any taxes or penalties that may be imposed on the Consultant as a result of Section 409A or otherwise.

LUMENTUM

(d) **Governing Law**: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to conflict of laws principles thereof. The Parties hereby consent to the sole and exclusive jurisdiction of the competent state and federal courts sitting in the State of California.

(e) **Entire Agreement**: This Agreement constitutes the entire Agreement between the Parties; provided that this Agreement is not intended to modify the terms of the applicable equity award agreements other than the Company's agreement in Section 3(a) with respect to the withholding process. There are no oral or written representations, warranties, forms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties, other than as expressly set forth or expressly referenced in this Agreement.

(f) **Ancillary Documents**: The Parties hereto agree to execute any further and other documents which shall be necessary or desirable to give effect to the terms of the within Agreement.

(g) **Assignment:** Neither Party may assign this Agreement or any part thereof without the written consent of the other Party.

(h) **Certain Obligations of the Company:** Effective as of no later than the Effective Date, the Company shall provide the Consultant with a new Company email address for use with the provision of the Services. During the Term, the Company shall make available the Company's assistance and support with the adoption of a Rule 10b5-1 trading plan and with Form 144 filings.

(i) **Notice:** Any notice required to be given hereunder shall be in writing and may be delivered personally or be sent by registered mail, email or courier to the other Party's principal office (as noted below). Any notice sent by registered mail shall be deemed to have been received by the Party to whom it is addressed on the third business day following such mailing.

i. To Lumentum:
Lumentum Operations LLC
1001 Ridder Park Drive, San Jose, California 95131
To the attention of the General Counsel
jae.kim@lumentum.com and heather.paschall@lumentum.com

ii. To the Consultant:
Vincent Retort
6419 Paseo Santa Maria, Pleasanton, California 94566
New Company E-Mail pursuant to Section 10(h)

(j) **Acknowledgement**: The Parties acknowledge that they have read and understood the terms of this Agreement and agree that the said terms are fair and reasonable and correctly set out the Parties' intentions and further agree to abide by the terms hereof. The Parties further acknowledge that they have had legal representation with respect to the terms of this Agreement or the opportunity to obtain same.

IN WITNESS WHEREOF the Parties hereto have duly executed this agreement as of the date first above written

LUMENTUM OPERATIONS LLC	**VINCENT RETORT**
Signed by: [signature] AD52CF20AC8844C...	Signed by: Vince Retort 8B3B1B4863A54ID...
Signature	Signature
Michael Hurlston	
Name (Please Print)	Name (Please Print)
President and Chief Executive Officer	
Title	
2026 July 27	2026 July 27
Date	Date